Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Affirmative Insurance Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-137938) on Form S-8 of Affirmative Insurance Holdings, Inc. and subsidiaries of our report dated April 1, 2013, with respect to the consolidated balance sheets of Affirmative Insurance Holdings, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Affirmative Insurance Holdings, Inc. and subsidiaries.

Our report on the consolidated financial statements dated April 1, 2013 contains an explanatory paragraph that states the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s recent history of recurring losses from operations, failure to comply with the financial covenants in the senior secured credit facility, failure to comply with the Illinois Department of Insurance reserve requirement, and substantial liquidity needs the Company will face when the senior secured credit facility expires in January 2014 raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report on the consolidated financial statements dated April 1, 2013, refers to the January 1, 2012 adoption of ASU 2010-26, Financial Services-Insurance (ASC Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.

/s/ KPMG LLP

Dallas, Texas

April 1, 2013